Exhibit 16

February 21, 2007

Securities and Exchange Commission

Mail Stop 7561

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Kenilworth Systems Corporation which were provided to us on February 20, 2007, which we understand will be filed with the Commission pursuant Item 4.01 in the Form 8-K/A. We agree with the statements under Item 4.01 concerning our firm. We have no basis to agree or disagree with other statements made.

Yours truly,

/s/ Demetrius & Company, L.L.C.